EXHIBIT 10.70










                                               April 8, 1998



Mr. William Day
H&M Food Systems Company, Inc.
3709 East First Street
Fort Worth, Texas  76111

Dear Bill:


     H&M Food Systems Company, Inc. (the "Company") is pleased to inform you that you are eligible to receive the bonus payments specified in this letter upon a sale prior to June 30, 2000 (the "Sale") of the stock or substantially all of the assets of the Company to a purchaser (the "Purchaser"), subject to the terms and conditions set forth below:

     1. Bonus and Payment Related to Purchase Price. Subject to the provisions of Section 2, you are eligible to receive a one-time bonus (the "Sale Bonus") in an amount determined as follows:

          (a)  One-tenth of one percent (0.1%) of the Purchase
Consideration received by Specialty Foods Corporation ("SFC") which is less than or equal to $100,000,000; plus

          (b)  To the extent the Purchase Consideration exceeds
$100,000,000, one and one-half percent (1.5%) of the Purchase
Consideration received by SFC which exceeds $100,000,000, but is less than $120,000,000; plus

          (c)  To the extent the Purchase Consideration exceeds
$120,000,000, two percent (2%) of the Purchase Consideration received by SFC which exceeds $120,000,000.

          For purposes of this Agreement, "Purchase
Consideration" shall mean the aggregate net cash proceeds received by SFC after deducting all fees and expenses incurred by the Company, SFC and/or their respective affiliates in connection with the Sale. Exhibit A hereto sets forth three examples of the calculation of the Sale Bonus.

     2.   Conditions.  The payment of all or any part of the Sale
Bonus potentially payable to you hereunder is expressly conditioned upon the satisfaction of the following conditions:

          (a) Your continued employment with the Company or SFC through the date the Sale is completed;

          (b) The absence of any material deficiencies in the performance of your duties and cooperation during the Sale process as determined by the SFC Board of Directors in its sole discretion. The factors considered in assessing whether your performance and cooperation in the Sale process have been materially deficient include (i) your continued focus on your regular job responsibilities, (ii) your maintenance of the confidentiality of non-public information, and (iii) your positive attitude and cooperativeness;

          (c) Your continued employment with the Company (or its successor) or SFC until six (6) months after the date the Sale is completed, unless you are terminated after the Sale for other than Cause;

          (d) Your execution and delivery of agreements prepared by SFC waiving all claims which you have had or may have against the Company, SFC and/or their respective affiliates other than any rights granted to you pursuant to any annual bonus plan, long-term incentive plan, stock option plan, deferred bonus plan, written employment contract, written severance agreement or other formal written compensation plan between you and the Company, SFC and/or their respective affiliates; and

          (e) The closing of the Sale being consummated prior to June 30, 2000.

          For purposes of this Agreement, "Cause" shall mean (i) your continued failure to substantially perform your employment duties (other than as a result of incapacity due to physical or mental disability), (ii) your gross negligence or dishonesty,
(iii) your repeated violation of any reasonable rule or regulation of the Company after written notice; or (iv) your arrest or conviction for the commission of any felony or other crime involving dishonesty or moral turpitude.

     3. Continued Employment. This Agreement is not a contract of employment. Nothing expressed or implied in this Agreement shall create any right or duty of your continued employment by the Company or its successor. The Company reserves all rights to cause your employment to be terminated at any time with or without cause.

     4. Unfunded Plan. The Company's obligations under this Agreement shall be unfunded. Neither the Company, SFC or any of their subsidiaries shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Agreement.

     5. Successors Bound. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the successors of the Company.

     6. Assignment. You shall not assign any rights or benefits granted to you by the terms of this Agreement or encumber in any way your interests herein; provided, however, that in the event of your death, any payments then due and owing will be made when due to the legal representative of your estate.

     7. Notices and Other Documents. All payments, requests, notices and the like may be made to you by mailing the same to you at the address set forth below or at such other address as you may file in writing with the Company for that purpose. Notices, requests and the like sent by you to the Company shall be sufficient if mailed to Specialty Foods Corporation, 520 Lake Cook Road, Suite 550, Deerfield, Illinois 60015, Attention:
Vice President, Human Resources, or to such other address as the Company may furnish to you for this purpose from time to time in writing.

     8. Employment Taxes. All payments made under this Agreement shall be subject to withholding tax, other employment taxes and other withholds and deductions as required by applicable law or regulation, as in effect from time to time.

     9. Effect of Agreement. This Agreement shall have a term expiring on June 30, 2000, at which time it shall expire and be of no further force or effect, except to the extent that rights of payment have accrued to you hereunder prior to such date. Notwithstanding the foregoing, you shall only have the right to collect amounts hereunder on one occasion in connection with the Sale of the stock or substantially all the assets of the Company while the Company is owned by SFC. Once such a Sale occurs, you shall have no further right to collect additional amounts hereunder upon any subsequent sale. This Agreement supersedes that certain H&M Divestiture Award Agreement dated July 15, 1997 between you and the Company, which prior Agreement shall terminate upon the effectiveness of this Agreement.

     10. Governing Law/Jurisdiction. The substantive law (and not the law of conflicts) of the State of Illinois will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. The parties hereby waive their rights to request or demand a trial by jury in the event controversy arises under this Agreement.

     If the foregoing correctly sets forth your understanding of the Agreement between us, please sign both copies of this Agreement in the place indicated below and return one copy to us.

                                   Very truly yours,

                                   H&M FOOD SYSTEMS COMPANY, INC.


                                   By:  /s/ Lawrence S. Benjamin
                                        ------------------------
                                   Name:     Lawrence S. Benjamin
                                   Title:    Vice President


Agreed to this 28th day of April, 1998


/s/ William D. Day
------------------
Name:     William D. Day
Address:  5333 Fossil Creek Blvd., Apt. 222
          Halton, TX  76137